Exhibit 99.1
FOR IMMEDIATE RELEASE
Kelly Services, Inc., Elects New Board Member
DMC Executive Joins Board of Directors
TROY, Mich. (February 17, 2011) — The board of directors of Kelly Services, Inc. today elected Conrad L. Mallett, Jr. to the company’s board. Mallett is the president and chief executive officer of Sinai-Grace Hospital, part of the Detroit Medical Center (DMC).
Mr. Mallett joined Sinai-Grace hospital in 2003 as executive vice president and chief administrative officer, responsible for the management and implementation of public policy. Prior to working in healthcare, Mr. Mallett served as the City of Detroit’s first chief operating officer. His previous experience includes eight years as a member of the Michigan Supreme Court, first as an associate justice then as chief justice.
Mr. Mallett earned a bachelor’s degree in English from the University of California at Los Angeles. He earned a master’s degree in Public Administration and jurist doctorate degree from UCLA concurrently. In addition, Mr. Mallett holds an MBA from Oakland University.
With the addition of Mr. Mallett, the Kelly Services board of directors now has 11 members. “We are pleased to have Conrad Mallett join our board,” said Terence E. Adderley, chairman of Kelly Services. “His experience as a chief executive officer, strong commitment to corporate governance, and community service will be valuable assets to the company.”
About Kelly Services
Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a leader in providing workforce solutions. Kelly® offers a comprehensive array of outsourcing and consulting services as well as world-class staffing on a temporary, temporary-to-hire and direct-hire basis. Serving clients around the globe, Kelly provides employment to more than 530,000 employees annually. Revenue in 2010 was $5 billion. Visit www.kellyservices.com and connect with us on Facebook, LinkedIn, and Twitter.
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Media Contact:	Analyst Contact:

Jane Stehney	James Polehna
248-244-5630	248-244-4586
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